EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-161834, 333-164261, 333-165916, 333-168330, 333-173646, 333-179776, 333-193862, 333-211658, 333-221655, 333-224287, 333-228349, 333-230443, 333-237047, 333-254776, 333-263233, and 333-266679 on Form S-8 and in Registration Statement Nos. 333-164290, 333-177118, 333-199446, 333-227291, 333-228348, 333-259838, and 333-270235 on Form S-3 of our reports dated February 23, 2024, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries (the “Company”) as of December 30, 2023 and December 31, 2022, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 30, 2023, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 30, 2023, which reports are included in the Annual Report on Form 10-K of Netlist, Inc. for the year ended December 30, 2023.

Our report dated February 23, 2024, on the effectiveness of internal control over financial reporting as of December 30, 2023, expresses our opinion that Netlist, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 30, 2023 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weakness has been identified:

●	The Company’s sole member of the board of directors also serves in an executive management role at the Company. As a result, the Company has ineffective oversight of the financial reporting process due to the lack of an audit committee and the lack of an independent board of directors to ensure adequate monitoring and oversight of internal controls. Additionally, the Company did not have effective monitoring as it did not implement effective monitoring controls that were responsive to changes in the business.

/s/ KMJ Corbin & Company LLP

Irvine, California

February 23, 2024